INDEPENDENT CONTRACTOR AGREEMENT
                          "Celebrity Spokesperson"

     THIS AGREEMENT (the "Agreement") is entered into and effective August 1, 2001, between Vital Living Inc., ("VL") and Mark Hannah ("Contractor").

                                  RECITALS

     A. Vital Living is engaged in, among other things, the marketing and distribution of a line of nutritional products for both professional resellers such as Chiropractors, and direct retail sales to consumers. VL wishes to use the services of Contractor for the purposes of assisting VL in promoting and marketing its product line and its business in general.

      B. Contractor wishes to provide services to VL as an independent contractor. In connection with his work, Contractor will be given access to, generate, or otherwise come into contact with certain proprietary and confidential information of VL.

     NOW, THEREFORE, the parties agree as follows:

                            TERMS AND CONDITIONS

      1. Scope of Work. Contractor will perform the services of "Celebrity Spokesman" for VL. These services will include but not be limited to, personal appearances not to exceed three per year, assistance with production of audio and visual marketing materials for VL products as requested by providing Contractor's image and voice, preparing written testimonials regarding VL products and other promotional services as may be requested by VL. Contractor represents that he is qualified to perform such services and that he will use reasonable professional skill and his best efforts to perform the work. Contractor will abide by VL's ordinary policies, procedures, and rules of conduct and will comport himself lawfully and with integrity. Contractor will at all times be and represent himself to be an independent contractor, not an agent or employee.

     2. License. Contractor grants VL a perpetual, royalty-free license to use his name, voice, image, and likeness independently to promote VL or its products or as incorporated into any audio, visual or written materials (the "Materials") created by VL in connection with this Agreement. Contractor further grants VL the right to reproduce the content of any Materials in any media, including but not limited to distribution over the Internet. All Materials will be owned by VL and VL may use the Materials without restriction. Contractor assigns to VL any right, title or interest in or to the Materials.

      3. Place of Work and Materials. Contractor will perform the services at such location agreed to by VL. Any equipment or materials paid for by VL and used by Contractor will be the property of VL.

     4.   Termination.  This Agreement will terminate upon:

     (a) thirty days written notice of termination by either party; or

     (b) VL's determination in good faith that the Contractor has materially failed to perform the services which the Contractor is at the time engaged to perform.

      Upon termination of this Agreement, the parties will determine in good faith the extent, if any, to which Contractor will be compensated for partially completed work or service through the date of termination.

      5. Compensation. In consideration of Contractor's services, VL will grant Contractor options for 45,000 shares of VL stock at $.35 per share vested over three years in accordance with the terms of the Stock Option Agreement attached hereto. In addition, VL will pay actual out-of-pocket expenses incurred by Contractor, provided such expenses are approved in writing by VL prior to being incurred.

       6. Benefits, Insurance, Taxes. Contractor is an independent contractor and will not be eligible for any benefits offered by VL to its employees, including but not limited to health care insurance, group term life insurance, paid vacation days, paid sick leave days and paid holidays, except as otherwise specifically provided herein. Contractor agrees to provide worker's compensation and unemployment insurance coverage for itself and for all employees and agents employed by the Contractor as required by law and agrees to hold harmless and indemnify VL for any and all claims arising out of any injury, disability or death of Contractor and any of Contractor's employees or agents. Contractor is responsible for all federal and state income and employment taxes attributable to compensation received pursuant to this Agreement.

      7. Confidentiality. In connection with this Agreement, Contractor will develop, acquire, or be granted access to trade secrets and other information that is confidential and proprietary to VL or to third parties. Such information includes but is not limited to designs, processes, know-how, business or marketing strategies, product plans, research plans, development work, financial information, sales data, customers lists and information and supplier lists and information. Contractor will not at any time during or after termination of this Agreement, directly or indirectly, divulge, use or permit the use of any confidential or proprietary information, except as required in the course of this Agreement. Contractor may disclose confidential information to its employees or agents who need access to such confidential information; provided, however, that such employees or agents are informed of the confidential nature of the information and have entered into an agreement with Contractor regarding VL's confidential and proprietary information not less restrictive than the requirements of this paragraph of this Agreement. Upon termination of this Agreement, Contractor will immediately turn over to VL all materials generated by Contractor or provided to Contractor by VL or used by Contractor in connection with this Agreement, including all copies thereof or notes relating thereto, in Contractor's possession or otherwise subject to Contractor's control. The obligations of this Paragraph will survive the termination of this Agreement. Notwithstanding the above, the following materials will not be deemed confidential:

           a. Information which was in the public domain at the time of disclosure (provided, however, that collection or compilation of publicly available information will be considered proprietary if VL's collection or organization of the material would be difficult or time-consuming to replicate);

           b. Information which was published or otherwise became part of the public domain after disclosure to Contractor through no fault of Contractor (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); and

           c. Information which was received from a third party who did not acquire it, directly or indirectly, from VL under an obligation of confidence except where required by law.

Contractor will have the burden of establishing the existence of these conditions by objective or verifiable evidence. If Contractor believes that one of these conditions applies, he will promptly so notify VL, stating the basis for his belief, and will not disclose or use any such information for 30 days following such notice.

     8.   Miscellaneous.

      (a) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provision hereof.

      (b) Governing Law. This Agreement will be deemed to be a contract made under the laws of the State of Arizona, and for all purposes, it, plus any related or supplemental documents and activities, will be construed in accordance with and governed by the laws of such state.

      (c) Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto with respect to the subject matter, all revisions discussions, promises, representation, and understanding relative thereto, if any, being herein merged.

      (d) Notices. All notices and communications under this Agreement will be in writing and will be delivered in person, faxed or mailed, postage prepaid, by overnight express carrier, to the address of the parties listed herein, or to any other address, as such party will designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section will be deemed received if personally delivered or faxed, then on the date of delivery, or if sent by overnight express carrier, on the next business day immediately following the day sent.

      (e) Arbitration. The parties intend to negotiate in good faith and resolve any dispute arising under this Agreement. In the event the parties are unable to resolve any such dispute, the dispute will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association in Phoenix, Arizona or as otherwise agreed to by the parties. The arbitrator will determine the manner in which the parties are to pay the costs of such arbitration, including awarding reasonable attorneys' fees.

      (f) Assignment. Contractor may not assign to any person any duties or obligations arising under this Agreement without VL's prior written consent.

      (g) Successors. This Agreement will extend to and be binding on the Contractor and the Contractor's legal representatives, heirs, assigns and distributees, and on VL and VL's successors and assigns.


VITAL LIVING, INC.                 CONTRACTOR




By _____________________________        /S/ Mark Hannah
Its ____________________________

Address:                                Address:

                           STOCK OPTION AGREEMENT

EFFECTIVE
DATE:     August 1, 2001

PLACE:    Phoenix, Arizona

PARTIES: Vital Living, Inc., a Nevada corporation (the "Company"), and Mark Hannah ("Optionee")

RECITALS:

           Optionee is an independent contractor for the Company. The Board of Directors of the Company has designated Optionee to be awarded Option Rights as more fully described in this Stock Option Agreement (the "Agreement").

AGREEMENTS:

           In consideration of the mutual promises herein contained, the parties agree as follows:

           1. Grant of Option Right. The Company hereby irrevocably grants to Optionee the right and option (the "Option Right") to purchase all or any part of an aggregate of up to 45,000 shares of common stock of the Company (the "Common Shares") on the terms and conditions set forth herein.

           2. Purchase Price. The purchase price of the Common Shares acquired pursuant to the exercise of an Option Right shall be $.35 per Common Share. The purchase price shall be paid in the manner set forth in Paragraph 9.

           3. Vesting and Repurchase Rights. Optionee's right to acquire Common Shares pursuant to the exercise of an Option Right as provided herein shall vest in accordance with the following schedule:


    Year 1         15,000 shares         Vesting quarterly prorata

    Year 2         15,000 shares         Vesting quarterly prorata

    Year 3         15,000 shares         Vesting quarterly prorata

Shares will vest on that last day of the quarter. If control of the Company is transferred by purchase of the shares of the Company or otherwise or the

Company completes an Initial Public Offering, all vesting shall accelerate by one year.

           4. Term of Option Right. Subject to early termination of the Option Right as provided in Paragraph 7, the Option Right shall terminate on the fourth anniversary of the effective date hereof with respect to any of Common Shares not acquired pursuant to the exercise of an Option Right as of that date.

          5. Exercise of the Option Right. Subject to early termination of the Option Right as provided in Paragraph 7, Optionee may exercise the Option Right from time to time as to any part or all of the vested Common Shares covered hereby.

            6. Nontransferability. The Option Right shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option Right may be exercised, during the lifetime of Optionee, only by Optionee. More particularly, but without limiting the generality of the foregoing, and except as otherwise specified, the Option Right may not be sold, assigned, transferred, pledged, hypothecated, or disposed of in any manner, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, or other disposition contrary to the provisions hereof, and the levy of execution, attachment, or similar process upon the Option Right, shall be null and void and without effect.

            7.   Termination of Services.

                (a)  In General.  Upon termination of Optionee's Services for any reason, Optionee shall have no right to any unvested shares of the Company as of the effective date of termination of Optionee's Services. If Optionee's Services are terminated otherwise than for Cause or by reason of death, the Option Right may be exercised to the extent then vested at any time within 90 days after the date of such termination. If the Services of Optionee are terminated for Cause, the unexercised portion of the Option Right shall expire as of the date of such termination. If Optionee dies while under contract with the Company or within three months after the termination of Optionee's Services, the Option Right may be exercised by the legal representative of Optionee's estate, or by any person or persons who shall have acquired the Option Right directly from Optionee by bequest or inheritance, at any time within 90 days after the date of Optionee's death, but only to the extent that shares of the Company have vested. To the extent the Option Right has not been exercised by such time periods, the Option Right shall terminate. Nothing in this Agreement shall confer upon Optionee any right to continue to provide services to the Company or any subsidiary or affiliate of the Company or interfere in any way with the right of the Company or any subsidiary or affiliate of the Company to terminate Optionee's services at any time.

                (b) Cause. For purposes of this Agreement, the term "Cause" shall mean: (a) any embezzlement or misappropriation of corporate funds; (b) any conduct that is materially detrimental to the reputation of the Company or that violates any contractual, statutory or common law duty of loyalty to the Company.

           8. Rights as Shareholder. Optionee shall not by reason of the Option Right have any rights of a shareholder of the Company until Optionee shall, from time to time, have exercised the Option Right, and, upon each such exercise, Optionee shall have, with respect to the number of Common Shares as to which the Option Right is then exercised, all rights of a shareholder of record from the date of such exercise, irrespective of whether certificates to evidence the Common Shares with respect to which the Option Right was exercised shall have been issued on such date.

          9.   Method of Exercising.

               (a) Notice of Exercise/Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Option Right may be exercised by written notice to the Secretary of the Company, at the Company's main office, or at such other address as the Company, by written notice to Optionee, may designate from time to time. Such notice shall state the election to exercise the Option Right and the number of Common Shares in respect of which the Option Right is being exercised, and shall be signed by the person or persons exercising the Option Right. Such notice shall be accompanied by payment of the full purchase price of such Common Shares, by cashier's or certified check, or by such other form of consideration, if any, as may be approved by the Board.

                (b) Stock Certificates. Upon the exercise of an Option Right, the Company shall deliver a certificate or certificates representing any Common Shares acquired hereunder as soon as practicable after the notice and payment shall be received. The certificate or certificates for the Common Shares as to which the Option Right shall have been so exercised shall be registered in the name of Optionee or in the name of any other person or entity specified in writing by Optionee. If an Option Right shall be exercised by the legal representative of Optionee's estate, or by any person or persons who shall have acquired the Option Right directly from Optionee as a result of Optionee's death, whether by bequest, inheritance, or otherwise, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option Right. All Common Shares that shall be purchased upon the exercise of an Option Right as provided herein shall be fully paid and nonassessable.

               (c) Legends. All certificates issued upon exercise of Option Rights shall bear a legend evidencing the restricted nature of the Common Shares described in Section 13 hereof.

           10. Reservation of Common Shares. The Company shall at all times during the term of the Option Right reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all fees, expenses, and taxes necessarily incurred by the Company in connection therewith, and shall, from time to time, use its good faith efforts to comply with all laws, rules, and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

           11. Adjustment for Recapitalization. In the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company or any merger, consolidation, spin-off, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing, appropriate adjustments shall be made by the Board to the number and kind of Common Shares and the price per Share subject to this Agreement as provided in the Plan.

           12. Taxes. Optionee agrees, no later than the date as of which the value of any Option Right or Common Shares acquired pursuant to this Agreement first becomes includible in the gross income of Optionee for federal income tax purposes, to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Option Right or such Common Shares. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

           13. Securities Law Compliance. Optionee understands that the Common Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are subject to substantial restrictions on transfer set forth in the Securities Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder. Optionee represents and warrants, and shall be deemed to have affirmed such representations and warranties upon each exercise of an Option Right hereunder, that Optionee is acquiring the Common Shares for Optionee's account for investment purposes and not with a view to the distribution of such Common Shares within the meaning of the Securities Act. All certificates for Common Shares issued pursuant to the exercise of Option Rights granted hereunder shall bear a legend evidencing the restricted nature of the Common Shares.

           14. Action Taken in Good Faith. No member of the Board, nor any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Agreement.

          15.  Miscellaneous.

                (a) Waiver. The waiver of any provision of this Agreement will not be effective unless in writing and executed by the party against whom enforcement of the waiver is sought.

                (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Phoenix, Arizona in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the parties, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses of such arbitration, including but not limited to attorneys' and other professionals' fees, shall be borne in accordance with the determination of the arbitrators.

                (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its conflict of laws principles.

               (d) Severability. If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall be severable and not affected thereby.

                (e) Assignment. The rights and obligations of the Company and Optionee hereunder shall inure to the benefit of and shall be binding on their successors and assigns.

           IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the day and year written above.



COMPANY:                                OPTIONEE:

Vital Living, Inc.
a Nevada corporation


By_____________________________         /S/ Mark Hannah
Its______________________________